UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  November 1, 2011

MACROSOLVE, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	333-150332	73-1518725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 South Boulder Ave. Suite 700, Tulsa, Oklahoma 74119
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (918) 280-8693

Copy of correspondence to:

Gregory Sichenzia, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Randy Ritter

Effective November 1, 2011, MacroSolve, Inc. (the “Company”) appointed Randy Ritter as the Company’s Chief Operating Officer.  Between November 2007 and October 2011, Mr. Ritter was employed by One Communications, a Boston-based leading competitive local exchange carrier that was acquired by EarthLink, Inc. in 2010, serving as Senior Vice President – Sales & Marketing (September 2010 to October 2011), Vice President – Marketing & Product Management (June 2009 to September 2010), Vice President – Product Management & Mobile Services (May 2008 to June  2009) and Vice President –Mobile Services (November 2007 to May 2008).  Between May 2006 and November 2007, Mr. Ritter served as an independent consultant to a consumer security start-up company.  Between 1991 and May 2006, Mr. Ritter was employed by Sprint Nextel Corporation, including serving as Vice President – Product Marketing and Offer Development (2005 to May 2006), Vice President – Product Management and Development – Sprint and Assistant Vice President – International Marketing – Sprint.  Previously, Mr. Ritter was an Audit Manager for General Dynamics in St. Louis, Missouri and Ernst & Whinney in Mobile, Alabama.  Mr. Ritter holds a BS degree in Accounting from the University of South Alabama and was previously a certified public accountant (currently inactive).

Effective November 1, 2011, the Company entered into an employment agreement (the “Agreement”) with Mr. Ritter to serve as Chief Operating Officer.  The Agreement can be terminated at any time by either party upon 60 days prior written notice.  The base salary under the Agreement is initially $250,000, which shall be paid 50% in cash (the “Cash Salary”) and 50% in shares of the Company’s common stock (“Common Stock”), determined by the volume weighted average trading price for the three trading days prior to the end of each calendar quarter.  The Company shall increase the amount of the Cash Salary as cash is available, as determined by the Executive Committee, until the annual base salary is paid completely in cash.

Mr. Ritter received 50,000 shares of Common Stock as a signing bonus.  As well, Mr. Ritter is entitled to receive options to purchase 1,200,000 shares of the Company’s Common Stock, exercisable at $0.50 per share, which shall vest as follows:

(a)	Two hundred forty thousand (240,000) shares upon the Company’s common stock trading at or above $1.00 per share for five consecutive trading days;

(b)	Two hundred forty thousand (240,000) shares upon the Company’s common stock trading at or above $2.00 per share for five consecutive trading days;

(c)	Two hundred forty thousand (240,000) shares upon the Company’s common stock trading at or above $3.00 per share for five consecutive trading days;

(d)	Two hundred forty thousand (240,000) shares upon the Company’s common stock trading at or above $4.00 per share for five consecutive trading days; and

(e)	Two hundred forty thousand (240,000) shares upon the Company’s common stock trading at or above $5.00 per share for five consecutive trading days.

In addition, Mr. Ritter is entitled to participate in any and all benefit plans, from time to time, in effect for the Company’s employees, along with vacation, sick and holiday pay in accordance with its policies established and in effect from time to time.

Appointment of Stephen Signoff

Effective November 1, 2011, the Company appointed Stephen Signoff as the Company’s President.  Mr. Signoff has been our Chief Executive Officer since August 1, 2011.

Resignation and Appointment of Clint Parr

Effective November 1, 2011 and in conjunction with the appointment of Mr. Signoff as President, Clint Parr resigned as our President and the Company appointed Mr. Parr as Executive Vice President.

A copy of the press release that discusses these matters is filed as Exhibit 99.01 to, and incorporated by reference in, this report. The information in this Current Report is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

ITEM 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

10.01	Employment Agreement, effective November 1, 2011, by and between MacroSolve, Inc. and Randy Ritter.
99.01	Press Release of MacroSolve, Inc., dated November 9, 2011.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MACROSOLVE, INC.

Date: November 9, 2011	By:	/s/ KENDALL CARPENTER
Kendall Carpenter
Chief Financial Officer